Exhibit 10.1

VOLUNTARY RESIGNATION AGREEMENT AND RELEASE OF CLAIMS

This VOLUNTARY RESIGNATION AGREEMENT AND RELEASE OF CLAIMS (the “Agreement”) is made and entered into on this 22 of April, 2010, by and among K-V PHARMACEUTICAL COMPANY, a Delaware corporation (“KV”), ETHEX CORPORATION, a Missouri corporation (collectively, the “KV Companies”), and MICHAEL S. ANDERSON (“Executive”), an individual and resident of the State of Missouri, on his own behalf.

WHEREAS, KV and Executive have previously entered into a certain KV Pharmaceutical Company and Confidential Information Agreement, dated May 23, 1994 and a series of written Amendments to such original agreement, dated May 5, 1997, February 16, 2000, February 20, 2006, December 5, 2008, and December 31, 2008 (collectively, the “Employment Agreement”).

WHEREAS, under the Employment Agreement, Executive’s current term of employment with the KV Companies continues through March 31, 2011.

WHEREAS, Executive hereby wishes to hereby submit and tender his voluntary resignation to the KV Companies prior to the end of his current term, and the KV Companies hereby agree to accept Executive’s voluntary resignation under the specific terms set forth below.

NOW THEREFORE, and in consideration of the promises, agreements, and covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Voluntary Termination by Resignation; Effective Resignation Date.

Notwithstanding any provisions to the contrary within the Employment Agreement, Executive hereby executes and delivers this Agreement as his written advance notice of voluntary termination and resignation from all positions, offices, and corresponding duties and responsibilities as President and Chief Executive Officer and an employee of ETHEX and as an agent of the KV Companies, except as may otherwise be stated in this Agreement. The effective date of Executive’s voluntary termination and resignation from the KV Companies shall be 4/30, 2010 (“the Effective Resignation Date”). Executive agrees to remain actively at work and faithfully, industriously, and to the best of his ability, experience, and talents perform all of the duties that have been required of him to the KV Companies’ reasonable satisfaction, through the Effective Resignation Date.

2.	Continued Consulting Service for the KV Companies.

Immediately following the Effective Resignation Date and for a period of twelve (12) months thereafter (“the Consulting Period”), as set forth in paragraph 3, below, Executive shall faithfully, industriously, and to the best of his ability, experience, and talents provide consulting and advisory services to, or on behalf of, the KV Companies as may be requested from time to time by the KV Companies. Such consulting and advisory services shall relate to the following: (i) the KV Companies’ sale, disposition, or other transfer or its efforts to attempts to sell, dispose of, or otherwise transfer its generic pharmaceutical drug business, including, but not limited to the business operation previously known and operated as ETHEX, (ii) any transition of investor relations or other duties or responsibilities previously performed by or under the responsibility of Executive as President and Chief Executive Officer of ETHEX or (iii) any other relevant advisory or consulting services relating to Executive’s professional knowledge and understanding of the business operations of ETHEX. (collectively, “the Consulting Services”) Executive shall make himself available upon reasonable notice to provide Consulting Services, not to exceed 25 hours per week or 12 days per month unless otherwise agreed to in writing by the parties.

3.	Consulting Payments; Continued Benefits.

During the Consulting Period, the KV Companies shall pay Executive an amount equal to Executive’s annual base salary at the time of his voluntary termination from the KV Companies, less regular withholdings and deductions (“Consulting Payments”) unless Executive obtains other full-time, non-temporary employment and is unavailable to provide the level of Consulting Services set forth above, at which time all future Consulting Payments shall immediately cease. If, however, Executive obtains other full-time, non-temporary employment but still remains available to provide the Consulting Services set forth in paragraph 2(i), above, the KV Companies shall continue to pay Executive in an amount equal to one-half his Consulting Services. Unless Consulting Payments shall cease or be otherwise reduced under this paragraph 3. all Consulting payments shall be paid to Executive in twelve (12) equal monthly installments, each installment to be made on the last day of each of the twelve (12) calendar months following the Effective Resignation Date. Executive’s right to such installments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with Treasury Regulation Section 1.409A-1(b)(4)(i)(F). Installments paid to Executive on or before March 15, 2011 are intended to be “short-term deferrals” that are not “deferred compensation” for purposes of Section 409A, pursuant to Treasury Regulation Section 1.409A-1(b).

In addition, during the Consulting Period, the KV Companies shall provide Executive, at the KV Companies’ expense, with medical, disability, and life insurance coverage and any other coverages of the same or similar types, and in the same or similar amounts as the KV Companies provided to Executive as of the Effective Resignation Date (“Continuation Insurance Coverage”). This Continuation Insurance Coverage, however, shall cease prior to the expiration of the Consulting Period if Executive obtains other full-time, non-temporary employment which provides insurance coverage.

4.	Restrictive Covenants.

The restrictive covenants, as previously set forth in paragraph 11 of in the original Employment and Confidential Information Agreement, dated May 23, 1994 between Executive and KV, shall remain in place and are hereby incorporated herein by reference as if fully set forth, except that the last two sentences of paragraph 11 shall be replaced with the following:

If during the scope of his restrictions, Executive has any questions regarding the scope of any permitted or restricted activities restricted by this paragraph or otherwise seeks permission to undertake certain employment or other activities that may be otherwise restricted by this paragraph, Executive shall submit such question or request in writing to the Chief Executive Officer of KV for written interpretation or permission. Executive agrees to keep they KV Companies advised of his employment and the identity and location of his employer’s business during the period covered by this paragraph.

5.	Full and General Release of All Claims by Executive.

Executive hereby forever releases, waives, and discharges the KV Companies, and their respective affiliates or subsidiaries and each of their respective agents, attorneys, heirs, devisees, assigns, successors, predecessors, parents, subsidiaries, affiliates, managers, members, directors, board of directors, officers, employees, agents, and representatives without limitation, exception, or reservation, from any and all matters, claims, complaints, charges, pending charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, sums of money, promises, variances and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, pending or not pending, liquidated or unliquidated (collectively, the “Claims”), from the beginning of time up through, and including, the Effective Date of this Agreement. This release of all Claims includes, but is not limited to, any Claims relating to or in connection with Executive’s employment with, or voluntary termination from, KV other than for claims of breach of this Agreement.

This Agreement releases and dismisses all Claims, including claims for attorneys’ fees or claims of violations, which have been asserted or could have been asserted under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq., as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, 29 U.S.C. § 706 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 et seq., the Missouri Human Rights Act, MO. REV. STAT. § 213.010 et seq., the Missouri Wage Payment Act, MO. REV. STAT. § 290.110 et seq., the Missouri Service Letter Statute, MO. REV. STAT. § 290.140, the Missouri Workers’ Compensation Law, MO. REV. STAT. § 287.010 et seq., or any other relevant federal, state or local statute or ordinance, or arising under common law, including but not limited to torts, contracts, implied contracts, wrongful discharge, or public policy claims.

This release of Claims shall not, however, release or discharge the KV Companies from liability for any breach of this Agreement or for any future benefits coverage obligations due to Executive under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or the American Recovery and Reinvestment Act of 2001 (ARRA), to the extent they are applicable.

Nothing in this Agreement shall preclude Executive from his right to initiate, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal or state regulatory or law enforcement agency. However, the payments and other consideration provided to Executive under this Agreement shall be the sole relief available to Executive, and he shall not be entitled to recover, and agrees to waive, any monetary benefits or other recovery against the KV Companies in connection with any such Claims without regard to who may have brought such Claim.

Executive further acknowledges that he understands those rights or claims he is waiving, and that by executing this document, Executive understands he is not waiving any rights or claims that may arise after the Effective Date of this Agreement. Executive also acknowledges that the waiver and release of Claims is in exchange, in part, for the payments and other consideration which is above and beyond what Executive is otherwise entitled to receive under the Employment Agreement.

6.	Return of all KV Property; Continued Cooperation with KV.

On or before the Effective Resignation Date, Executive shall return and surrender to the KV Companies all property and documents, including all originals and copies, belonging to the KV Companies, whether such property or documents were provided to, or created, developed, used, or otherwise obtained by Executive in the course of his employment with the KV Companies or any affiliate of the KV Companies. Executive hereby understands and acknowledges that all such property and documents shall remain the exclusive property of the KV Companies.

In addition to his commitments to provide Consulting Services under paragraph 2, above, Executive further acknowledges and agrees to cooperate and provide assistance, as may be reasonably requested by the KV Companies, from time to time regarding any ongoing or future investigation or litigation relating to the KV Companies’ business, operations, or practices. All costs or expenses related to such cooperation or assistance that may be requested from Executive shall be the sole responsibility of the KV Companies.

7.	Nondisclosure of Confidential Information.

Executive hereby acknowledges and reaffirms his prior obligations and commitments to preserve and protect from disclosure, duplication, or use the Confidential Information of the KV Companies, as previously set forth in the Employment Agreement. Such obligations and commitments are hereby incorporated into this Agreement by reference. Executive further understands and acknowledges that in performing his duties for the KV Companies he has had regular access to certain technical, financial, sales or other proprietary business which is not readily published or available to the public, including, but not limited to, trade secrets, techniques, formulae, methods, processes, devices, machinery, equipment, inventions, research and development programs, plans and data, clinical projects and data, marketing concepts and plans, pricing information, supplier and vendor information, licensing agreements, and lists or compilations of other business information, databases, financial records, files, business records, business plans, and internal correspondence pertaining to the KV Companies’ business or operations (collectively, “Confidential Information”). Executive hereby affirms and covenants that he has not disclosed any Confidential Information except as authorized by the KV Companies and will continue to hold all Confidential Information in the strictest confidence and shall not, directly or indirectly, disclose, duplicate, and/or use for himself or any other person or entity any Confidential Information without the prior consent of the KV Companies. The protections set forth in this paragraph 7 supplement any statutory protections otherwise available to the KV Companies under the Missouri Uniform Trade Secrets Act, or similar law.

8.	Remedies; Attorneys’ Fees.

In the event of a material breach of this Agreement by either party, the breaching party shall be liable to the non-breaching party for all damages and relief available, including any equitable relief as may be appropriate, in addition to all costs and reasonable attorneys’ fees incurred by the non-breaching party in enforcing this Agreement. The rights and remedies in this provision shall be deemed cumulative and in addition to any other rights or remedies which the parties may be entitled to pursuant to contract, tort, regulations, statute, or common law, whether in law or in equity.

9.	Consideration and Revocation Periods; Right to Revoke Release of ADEA Claim.

Without limiting its scope in any way, Executive hereby affirms that this Agreement contains a knowing and voluntary waiver of any and all rights or claims that exist or that he has or may claim to have, including any claims under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), through the Effective Date of this Agreement. This Agreement is not applicable to any rights or claims that might arise under the ADEA after the effective Date of this Agreement. Executive acknowledges receiving this Agreement on or about 4/22/10, 2010. Executive is hereby advised to consult with an attorney of his choice and at his expense prior to executing this Agreement.

Executive acknowledges that he has been provided a full and reasonable opportunity to consider this Agreement before signing it, including a period of at least 21 days to consider it. Executive may execute this Agreement sooner at his sole discretion; however, to the extent that Executive takes less than twenty-one (21) days to execute this Agreement, Executive acknowledges that he had sufficient time to consider this Agreement and that he expressly, voluntarily, and knowingly waives any additional time. Executive may also revoke this Agreement within seven (7) calendar days after signing it by providing written notice of his revocation and to be received by KV within such seven days by:

Melissa Hughes

Vice President, Human Resources

KV Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, Missouri 63044

Facsimile: 314-646-3708

Executive further understands that he relinquishes any right to the payments or other consideration specified in this Agreement if he exercises the right to revoke it under this paragraph 9.

10.	Section 409A Compliance.

This Agreement is intended to be exempt from Section 409A to the extent permissible, and as necessary to comply with Section 409A and the final regulations promulgated thereunder, and is to be interpreted, operated and applied consistently with such intent, so as not to subject Executive to any additional tax, interest or penalties that may be imposed under Section 409A and not to cause inclusion in Executive’s income of any amount (and any related penalty and interest) until such amount is actually paid. However, it is understood that Section 409A and the regulations thereunder are ambiguous in certain respects. The KV Companies will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon Executive under Section 409A. To the extent the KV Companies have acted or refrained from acting in good faith as required by this Section, neither the KV Companies nor their respective attorneys, employees, agents, members, directors, officers, board of directors nor any Plan fiduciary (the “Released Parties”) shall in any way be liable for, and by participating in this Plan, Executive automatically releases the Released Parties from any liability due to, any failure to follow the requirements of Section 409A, and Executive shall not be entitled to any damages related to any such failure.

11.	Effective Date.

This Agreement shall be deemed effective on the eighth (8th) calendar day following the date Executive signs the Agreement, provided he does not revoke it as provided in paragraph 9, above (the “Effective Date”).

12.	Voluntary Agreement; Entire Agreement.

Executive acknowledges having read this Agreement and understands its terms and conditions. Executive has signed this Agreement voluntarily and of his own free will, without coercion or duress and with full understanding of its significance and binding effect, and Executive acknowledges that he is fully competent to sign this Agreement and that Executive does not suffer from any disability or impairment that in any way affects his competence or capability to enter into this Agreement. Except as otherwise stated, this Agreement contains the entire agreement between the parties and cannot be modified, altered or changed in any respect in the future except in a writing signed by the parties hereto.

13.	Governing Law; Severability.

This Agreement, including the terms and provisions set forth, shall be governed and interpreted in accordance with the substantive laws of the State of Missouri without regard to its conflicts of laws principles. The parties further agree that any claim or dispute arising from or out of this Agreement shall be brought within the exclusive jurisdiction of the state or federal courts that serve St. Louis County, Missouri, and that each party hereby consents to the exclusive personal jurisdiction and venue of such courts. With the exception of the release, as set forth in paragraph 5, above, in the event any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect to the maximum extent allowed by law.

IN WITNESS OF THIS VOLUNTARY RESIGNATION AGREEMENT AND RELEASE OF CLAIMS, consisting of thirteen (13) numbered paragraphs, is executed and entered into as of the date first set forth below.

EXECUTIVE			K-V PHARMACEUTICAL COMPANY

By:	/s/ Michael S. Anderson	By:	/s/ David Van Vliet
Executive		Name:	David Van Vliet
Name:	Michael S. Anderson	Title:	Interim President/CEO

Date:	4/22/10	Date:	4/22/10

ETHEX CORPORATION

By:	/s/ David Van Vliet
Name:	David Van Vliet
Title:	Interim President/CEO

Date:	4/22/10